Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between Tyler Technologies, Inc., a Delaware corporation (“Company”), and John S. Marr, Jr. (“Executive”). This Agreement shall become effective as of February 26, 2018 (the “Effective Date”).

WHEREAS, Company desires to employ Executive, and Executive desires employment as an employee of Company, under the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the non-competition and confidentiality obligations of Executive as set forth in this Agreement are a material inducement for Company to enter into this Agreement, and Company would not enter into this Agreement absent such covenants by Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, Executive and Company agree as follows:

1.    Employment.    Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

2.    Duties of Executive. Executive shall serve in the capacity of Executive Chairman of the Board and Chief Executive Officer. Executive shall have all necessary power and authority to discharge his responsibilities. Executive shall perform his duties in a professional manner and shall use his best efforts, skills, and abilities to promote, enhance, and preserve the Company’s business. Executive shall observe and comply with Company’s written rules, regulations, and policies.

3.    Employment Term. This Agreement shall commence as of the Effective Date and continue for a period of five (5) years; provided, however, that at the end of such initial term the term shall automatically extend for an additional year unless Company provides, at least three (3) months prior to the end of such initial term or subsequent anniversary of the end of such initial term, written notice that it does not wish to extend the term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 7 of this Agreement.

4.    Compensation.

(a)    Base Salary. For services performed by Executive pursuant to this Agreement, Company shall pay Executive a minimum base salary at the rate of $300,000 per year (the “Base Salary”) payable in accordance with Company’s standard payroll practices. The Base Salary shall not be subject to reduction but may be increased at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

(b)    Annual Bonus. For each calendar year during the term of this Agreement, Executive shall be eligible to receive an annual performance bonus (the “Bonus”). Executive’s Bonus shall be targeted each year at 100% of Base Salary (the “Target Bonus”) and based upon the achievement of pre-identified financial performance goals. Executive’s Bonus for calendar year 2018 shall be established and paid in accordance with the incentive compensation plan set forth as Exhibit A. During the term of this Agreement, the Compensation Committee shall establish the performance objectives serving the basis of Executive’s then annual Bonus, which shall be incorporated herein and replace the prior year’s incentive compensation plan.

(c)    RSU Grant. In consideration of the mutual promises contained herein, Company shall grant Executive an award of restricted stock units (“RSUs”) equal to 36,000 shares (the “RSU Grant”) of Company common stock. The RSU Grant shall vest in equal installments on the first, second, third, fourth, and fifth anniversary of the Effective Date. The RSU Grant is subject to the approval by the Company’s stockholders of the 2018 Stock Incentive Plan (as approved, the “Equity Plan”). If the Equity Plan is not approved, the Compensation Committee shall provide Executive with a comparable equity or other compensation package. The RSU Grant shall be subject to the terms and conditions of the Equity Plan and standard RSU Agreement (the “RSU Agreement”).

(c)    Stock Option Grant. In consideration of the mutual promises contained herein, Company shall grant Executive options to purchase 112,000 shares (the “Option Grant”) of Company common stock. The options shall vest in equal installments on the first, second, third, fourth, and fifth anniversary of the Effective Date and shall be subject to the terms and conditions of the Company’s Equity Plan and standard Option Agreement (the “Option Agreement”). The Option Grant shall have an exercise price equal to the closing market price of the Company’s common stock as reported by the New York Stock Exchange on the date of grant.

5.    Executive Benefits. During the term of this Agreement, Company shall provide Executive with all benefits made available from time to time to its senior executives and employees generally as set forth in the employee handbook, including, without limitation, participation in medical and dental benefit plans and programs, disability and death insurance, 401-K plans, and paid vacation.

6.    Reimbursement of Expenses. Company shall reimburse Executive for all expenses actually and reasonably incurred by Executive in the Company’s business interests upon appropriate documentation of such expenditures in accordance with Company’s written policies.

7.    Early Termination. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term as set forth in Section 3 of this Agreement; however, either party may terminate this Agreement as provided in this Section 7.

(a)Resignation by Executive. Executive may voluntarily resign upon thirty (30) days’ written notice to Company. In such event, Company shall pay Executive the Accrued Compensation.

(b)Termination without Cause. Company may terminate this Agreement and Executive’s employment hereunder without Cause by providing Executive with thirty (30) days’ written notice. In such event, Company shall pay Executive the Accrued Compensation, Severance Payment, and Medical Benefits.

(c)Termination for Cause. Company may terminate this Agreement and Executive’s employment hereunder for Cause. In such event, Company shall pay Executive the Accrued Compensation.

(d)Termination Due to Disability. Company may terminate this Agreement and Executive’s employment hereunder due to Executive’s Disability. In such event, Company shall pay Executive the Accrued Compensation and Medical Benefits.

(e)Death of Executive. This Agreement and Executive’s employment hereunder shall automatically terminate upon the death of Executive. In such event, Company shall pay Executive’s estate, executor, or other appropriate legal representative the Accrued Compensation.

(f)Termination upon a Change in Control. Executive may terminate this Agreement and his employment hereunder upon the occurrence of a Change in Control by providing Company with written notice within thirty (30) days of the Change in Control. In such event, Company shall pay Executive the Accrued Benefits, Severance Payment, and Medical Benefits.

(g)Treatment of Stock Options and Other Equity Awards. All stock options, RSUs, and other equity awards, whether vested or unvested, shall be exercisable in accordance with the terms of the Equity Plan, the applicable Option or RSU Agreements, or other applicable governing documents. In the event of a termination under Section 7(b), (d), (e), or (f), any unvested stock options, RSUs, or other equity awards outstanding as of the date of termination shall become fully vested and exercisable in accordance with the terms of the Equity Plan, the applicable Option or RSU Agreements, or other applicable governing documents.

(h)	Certain Definitions.

(i)“Accrued Compensation” shall mean any accrued and unpaid Base Salary and Bonus through the date of termination, payable in a lump sum payment in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.

(ii)“Cause” shall mean a determination by the Board of Directors that Executive has: (i) been convicted of any felony; (ii) willfully committed any act or engaged in any conduct that is fraudulent or constitutes malfeasance or a breach of fiduciary duties of Executive; (iii) willfully committed any act of misconduct that is severely detrimental to Company, its employees, or its business interests; (iv) failed to abide by the written corporate policies and procedures in the employee handbook; (v) failed to execute the reasonable and lawful instructions of the Board of Directors relating to the operation of the business; or (vi) committed any material or continuing breach of any of the terms of, or has materially or continually failed to perform any covenant contained in, this Agreement to be performed by Executive. With respect to (iv), (v), and (vi) above, Executive may not be terminated for Cause unless Executive fails to cure such breach or failure of performance within thirty (30) days after written notice of such breach or failure.

(iii)“Change of Control” shall mean the first to occur of any of the following dates: (i) the date a Corporate Event is consummated; (ii) the date any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of 30% or more of Company’s voting stock; or (iii) the date, during any consecutive twelve (12) month period, on which individuals who at the beginning of such period constitute the entire board of directors shall cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new director comprising the majority was approved by a majority vote of either: (A) the directors in office at the beginning of such twelve (12) month period; or (B) any successor director during such period that was elected or nominated by the then current board of directors.

(iv)“Corporate Event” shall mean any one of the following: (A) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted into cash, securities, or other property, other than any consolidation or merger of Company in which the holders of Company’s common stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger; (B) any sale, lease, or other transfer of all, or substantially all, of the Company’s assets; or (C) Company or its stockholders adopts any plan for the Company’s dissolution or liquidation.

(v)“Disability” means if Executive is unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period.

(vi) “Medical Benefits” means that Company shall pay the cost to Executive, as such costs become due, for continuing medical and dental coverage under COBRA or other applicable statutes from the date of termination through twelve (12) months after the date of such termination.

(vii)“Severance Payment” means an amount equal to Executive’s then current annual Base Salary plus Target Bonus, payable in a lump sum payment in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.

(j)    Required Agreements. In order for Executive to receive any of the separation benefits under this Agreement (e.g., the Severance Payment and/or Medical Benefits), Executive must sign a separation agreement, including non-disparagement and release of claims covenants, in a form determined by Company in its reasonable discretion.

8.    Non-Compete; Non-Solicitation.

(a)    Executive understands that, during the course of his employment, Executive shall have access to and receive the benefit of Confidential Information and special training, as well as come into contact with customers and potential customers, which Confidential Information, training, knowledge, and contacts would provide invaluable benefits to Company’s competitors and potential competitors. To protect Company’s interest in this information and in these contacts and relationships, and in consideration for Company entering into this Agreement, Executive agrees and covenants that for a period beginning on the Effective Date of this Agreement and continuing until one year after the expiration or other termination of this Agreement, Executive shall not (without Company’s prior written consent), directly or indirectly:

(i)    engage in any business that provides similar or competitive products or services anywhere in the United States (except that Executive may beneficially own less than 3% of the common equity of any publicly traded entity); or

(ii)     solicit or encourage, or assist other persons or entities to solicit or encourage, any customers to terminate or materially alter their relationship or to become a customer of any other person or entity competing with Company; or

(iii)     recruit, solicit or hire, or encourage or assist other persons or entities to recruit, solicit or hire, any Company employees.

(b)    Executive understands and agrees that the foregoing covenant is reasonable as to time, area, and scope and is necessary to protect Company’s legitimate business interests. It is further agreed that such covenant shall be regarded as divisible and shall be operative as to time, area, and scope to the extent it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope, the validity and enforceability of the remainder shall not be affected. Similarly, if any provision of the foregoing covenant is found to be overly broad with respect to time, area, or scope, the parties authorize the appropriate tribunal to reform such provision, in accordance with the laws of such tribunal, to render the applicable provision reasonable and enforceable.

(c)    Executive understands and acknowledges that the determination of damages in the event of a breach of any provision of this Section 8 would be difficult. Executive agrees that Company, in addition to all other remedies it may have at law or in equity (and notwithstanding Section 19), shall have the right to injunctive relief if there is a breach without the necessity of proving the inadequacy or unavailability of damages as an effective remedy.

9.     Confidential Information.

(a)    Executive acknowledges that Company is continuously developing or receiving Confidential Information, and that during Executive’s employment, Executive shall receive Confidential Information and special training relating to Company’s business methodologies. Executive further acknowledges and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and Company that extends to all Confidential Information that becomes known to Executive. Accordingly, Executive shall not disclose or use any Confidential Information, except in connection with the good faith performance of his duties and shall take reasonable precautions against the unauthorized disclosure or use of Confidential Information. Upon Company’s request, Executive shall execute and comply with a third party’s agreement to protect its confidential and proprietary information. In addition, Executive shall not solicit or induce the unauthorized disclosure or use of a third party’s confidential or proprietary information for Company’s benefit.

(b)    For purposes of this Agreement, “Confidential Information” means all written, machine-reproducible, oral and visual data, information, and material, including, without limitation, business, financial, and technical information, computer programs, documents, and records (including those that Executive develops in the scope of his employment) that either:

(i)     Company treats as confidential or proprietary through markings or otherwise;

(ii)     relates to Company’s business activities, products, or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry; or

(iii)     derives independent economic value from not being known to, and is not generally ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

Confidential Information shall not include information or material that: (A) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Executive; (B) was lawfully received by Executive from a third party free of any obligation of confidentiality; (C) is approved by Company for unrestricted public disclosure; or (D) is required to be disclosed in a judicial or administrative proceeding or by a governmental or regulatory authority, domestic or foreign.

10.    Proprietary Rights.

(a)    Executive shall disclose to Company all works of authorship and inventions that Executive produces while employed, working alone or jointly with others, including all computer programs, documents, and records, together with all related ideas, know-how, and techniques. These disclosures shall be considered Confidential Information. All copyrights, patent rights, and other intellectual property rights in and to works of authorship and inventions that Executive produces while employed, working alone or jointly with others, are intended to be and shall be owned exclusively by Company, except for such rights, interests, and works that are not assigned to Company pursuant to Section 10(b).

(b)    Executive assigns to Company all of his rights in and to all works of authorship and inventions that Executive produces while employed by Company, working alone or jointly with others, and waives all rights therein. Executive agrees to sign, without additional compensation, all necessary documents and otherwise assist Company, at its expense, to register and enforce all copyrights, patents, and other intellectual property rights. Executive appoints Company as his attorney-in-fact for the sole purpose of executing all necessary documents relating to the registration or enforcement of any copyrights, patents, and other intellectual property rights produced while employed by Company and assigned to Company under this Agreement. Notwithstanding the foregoing, Executive does not assign works of authorship or inventions which: (i) Executive developed on his own time without using Company equipment, facilities, supplies, or Confidential Information; or (ii) do not relate to either: (A) Company’s business; (B) Company’s actual or demonstrably anticipated research or development; or (C) work done by Executive for Company.

(c)    Company can waive the rights in any work of authorship or invention only through a written instrument signed by its Chief Legal Officer after Executive has fully disclosed in writing the existence and nature of that work or authorship or invention.

11.    End of Employment

(a)    Executive agrees that all documents of any nature pertaining to Company activities, or that include Confidential Information, in his possession now or at any time during his employment, including, without limitation, memoranda, notebooks, notes, data sheets, records, and computer programs, are and shall be Company property and all copies thereof shall be surrendered upon termination of employment.

(b)    To the maximum extent permitted by law, Executive authorizes Company to offset any liquidated amounts payable or reimbursable to Company by Executive against, and to withhold such amounts from, any amounts payable or reimbursable to Executive by Company under this Agreement or otherwise.

(c)    Executive agrees that he will cooperate with Company in the defense of any legal claim involving any matter that arose during Executive’s employment; provided, however, that Company shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

12.    Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform the agreements and covenants set forth in Section 8, Section 9, Section 10, and Section 11 of this Agreement shall cause irreparable injury to the other party for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents, notwithstanding Section 19, to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such obligations.

13.    Continuing Obligations. Executive acknowledges and agrees that the provisions of Section 8 through Section 20 shall survive the termination or expiration of this Agreement.

14.    Notices. Any notice, consent, demand, or request, or other communication to be given under this Agreement must be in writing and shall be deemed given or made when delivered in person or within three (3) days upon being sent certified mail, postage prepaid with return receipt requested, to the following addresses:

If to Company:        Tyler Technologies, Inc.
One Tyler Drive
Yarmouth, Maine 04096
Attention: Chief Legal Officer

If to Executive:        Home address of Executive,
as shown on current records of the Company

15.    Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the specific subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to the terms and conditions of Executive’s by Company.

16.    Modification. Any change or modification of this Agreement shall not be valid or binding upon the parties, nor shall any waiver of any term or condition in the future be binding, unless the change or modification or waiver is in writing and signed by all parties.

17.    Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

18.    Governing Law. This Agreement is governed by, and shall be construed in accordance with, the substantive laws of the State of Maine, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction.

19.    Arbitration. Any controversy, dispute, or claim arising under this Agreement shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Rules then in effect; provided, however, that the parties shall be obligated to negotiate in good faith for a period of thirty (30) days to resolve such controversy, dispute, or claim prior to submitting the same to arbitration. Any such arbitration proceeding shall take place in the City of Portland, Maine, and the arbitrator shall apply the laws of the State of Maine. Any decision rendered by the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction or application thereon may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. If arbitration is invoked in accordance with the provisions of this Agreement, the prevailing party shall be entitled to receive from the other all costs, fees, and expenses pertaining to or attributable to such arbitration, including reasonable attorneys’ fees.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the date set forth above.

TYLER TECHNOLOGIES, INC.,    EXECUTIVE
a Delaware corporation

By:    /s/ H.Lynn Moore, Jr.         By:    /s/ John S. Marr, Jr.
Name:    H. Lynn Moore, Jr.        Name:    John S. Marr, Jr.
Title:    President